Exhibit 9


tyco international ltd.


August 15, 1995


Earth Tech
100 West Broadway
Suite 5000
Long Beach, California  90802

Attn:  Diane Creel
       President and Chief Executive Officer

Dear Sirs:

     In connection with our possible interest in a transaction involving the acquisition of Earth Tech (the "Company"), you are furnishing us or our representatives with certain information which is either non-public, confidential or proprietary in nature. All information furnished to us or our representatives by the Company or any of its employees, representatives, agents or advisors (including attorneys, accountants, financial and technical advisors) shall be considered confidential and proprietary and, together with analyses, compilations, forecasts, studies or other documents prepared by us, our agents, advisors (including attorneys, accountants, financial and technical advisors), representatives or employees which contain such information, is hereinafter referred to as the "Information". In consideration of the Company furnishing us with the information, we agree that:

     1. The Information will be kept confidential and shall not, without the prior written consent of the Company, be disclosed by us, or by our agents, representatives, advisors or employees, in any manner whatsoever, in whole or in part, and shall not be used by us, our agents, representatives, advisors or employees, other than to determine whether we wish to enter into, or other than in connection with, the transaction described above. Moreover, we agree to reveal the Information only to our agents, representatives, advisors and employees who need to know the Information for the purpose of evaluating, or otherwise in connection with, the transaction described above who shall agree to act in accordance with the terms and conditions of this Agreement.

     2. Without the prior written consent of the Company, except pursuant to paragraph 5 hereof, we and our agents, representatives, advisors and employees will not disclose to any person the fact that the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction involving the acquisition of the Company by us or any of the terms, conditions, or other


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Earth Tech
August 15, 1995
Page 2


facts with respect to any such possible transaction, including the status thereof.

     3. All copies of the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by us, our agents, representatives, advisors or employees, will be returned to the Company promptly upon its request.

     4. The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by us, our agents, representatives, advisors or employees, or (ii) become available to us or to our agents, representatives, advisors or employees on a non-confidential basis from a source which was not then prohibited from disclosing such Information to us by a legal, contractual or fiduciary obligation to the Company, or (iii) which was in our possession, or in the possession of our agents, representatives, advisors or employees, or otherwise available to us, or our agents, representatives, advisors or employees, on a non-confidential basis prior to its disclosure to us or one or more of our agents, representatives, advisors or employees.

     5. In the event that we or anyone to whom we transmit the Information pursuant to this Agreement are requested or become legally compelled to disclose any of the Information (whether by oral questions, interrogatories, requests for Information or documents, subpoena, Civil Investigatives Demand or similar process or otherwise), we will provide the Company with prompt notice, to the extent practicable, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, the Company agrees that such disclosure may be made without liability hereunder. We will furnish only that portion of the Information which we are, in the opinion of our counsel or the counsel of our representative, legally required to disclose and will use our best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     6. Without our prior written consent, except pursuant to paragraph 5 hereof, you agree that the Company will not disclose to any person the fact that discussions or negotiations are taking place or have taken place concerning a possible transaction involving the acquisition of the Company by us or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.


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Earth Tech
August 15, 1995
Page 3


     7. The confidentiality obligations created by this Agreement shall terminate three years from the date hereof.

     8. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

                              Very truly yours,

                              TYCO INTERNATIONAL LTD.


                                   /s/ J. Brad McGee
                              By:  ---------------------
                                   J. Brad McGee

                              Title:  Vice President
                                      Specialty Products


Accepted and agreed
to as of the 29 day
of August, 1995.

EARTH TECH

     /s/ Diane Creel
By:
    -------------------------
     Diane Creel
     President and
     Chief Executive Officer